Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-275587

Prospectus Addendum to

the Prospectus Supplement dated November 16, 2023 and

the accompanying Prospectus dated November 16, 2023

GLOBAL MEDIUM-TERM NOTES, SERIES F
GLOBAL UNITS, SERIES F
GLOBAL WARRANTS, SERIES F

Morgan Stanley & Co. LLC will, and other affiliates of Morgan Stanley may, use this prospectus addendum, the accompanying prospectus supplement dated November 16, 2023 relating to Global Medium-Term Notes, Series F, Global Units, Series F and Global Warrants, Series F and/or the accompanying prospectus dated November 16, 2023 in connection with market-making transactions of notes, units or warrants that were originally issued under a similar prospectus supplement for Global Medium-Term Notes, Series F, Global Units, Series F and Global Warrants, Series F with a date earlier than November 16, 2023, and/or a similar prospectus with a date earlier than November 16, 2023. We refer below to such earlier prospectus supplement as the “earlier prospectus supplement” and such earlier prospectus as the “earlier prospectus.”

When this prospectus addendum, the accompanying prospectus supplement dated November 16, 2023 relating to Global Medium-Term Notes, Series F, Global Units, Series F and Global Warrants, Series F and the accompanying prospectus dated November 16, 2023 are used in connection with a market-making transaction, you should note that the accompanying prospectus supplement dated November 16, 2023 relating to Global Medium-Term Notes, Series F, Global Units, Series F and Global Warrants, Series F supersedes the earlier prospectus supplement, and the accompanying prospectus dated November 16, 2023 supersedes the earlier prospectus. When you read the prospectus supplement or pricing supplement with the specific terms of the offered notes, units or warrants, please note that all references in it to the earlier prospectus supplement should instead refer to the accompanying prospectus supplement dated November 16, 2023 relating to Global Medium-Term Notes, Series F, Global Units, Series F and Global Warrants, Series F, and all references in it to the earlier prospectus should instead refer to the accompanying prospectus dated November 16, 2023.

You should read the terms of the accompanying prospectus supplement or pricing supplement, which describes the specific terms of the offered notes, units or warrants, together with the accompanying prospectus supplement dated November 16, 2023 relating to Global Medium-Term Notes, Series F, Global Units, Series F and Global Warrants, Series F and/or the accompanying prospectus dated November 16, 2023.

The offered notes, units or warrants are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

November 16, 2023